                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 8-K/A
                               (Amendment No.1)


                                CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(D)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)   September 15, 1999
                                                -------------------------

                             CTN MEDIA GROUP, INC.
                       ---------------------------------

        Delaware                  0-19997         13-3557317
------------------------------  -----------   ------------------
(state of other jurisdiction    (Commission   (IRS Employer
 of incorporation)              File Number)  Identification No.)

          5784 Lake Forrest Drive, Suite 275, Atlanta, Georgia 30328
         ------------------------------------------------------------
                         (Address of principal office)

Registrant's telephone number, including area code     (404) 256-4444
                                                  -------------------------

                       College Television Network, Inc.
                       --------------------------------
         (Former name or former address, if changed since last report)


ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         On September 15, 1999, College Television Network, Inc. (the "Company") filed a Current Report on Form 8-K to report the Company's acquisition of all of the outstanding capital stock of Armed Forces Communications, Inc., a New York corporation doing business as Market Place Media ("MPM"). In such report, the Company indicated that the Company's financial statements and pro forma financial information relating to the acquisition were unavailable at that time and would be filed as soon as practicable. Filed herewith, according to Regulation S-B under the Securities Exchange Act of 1934, are such financial statements and pro forma financial information.

         A) Historical Financial Statements

            (1) Audited Financial Statements of Armed Forces Communications, Inc. d/b/a Market Place Media as of and for the years ended December 31, 1998 and 1997, and Unaudited Financial Statements as of and for the eight month period ended August 31, 1999, attached hereto as Schedule 1.

         B) Pro Forma Financial Statements of Combined Business

            In connection with the acquisition discussed above, the Company paid the sellers $30,000,000, subject to certain adjustments to be made, if any, as defined in the purchase agreement. The purchase of MPM was financed through the issuance of $15,000,000 of Series A Convertible Preferred Stock and the incurrence of $15,000,000 of bank debt. The acquisition will be accounted for as a purchase. The purchase price for MPM's common stock and the Company's preliminary allocation of such price is as follows:


     Cash paid for common stock           $30,000,000
     Acquisition costs                        500,082
                                          -----------
      Total purchase                       30,500,082

     Less:  Fair value of tangible net
        assets acquired                    (1,008,943)
                                          -----------
     Excess purchase price                 29,491,139
                                          -----------

         The Company has allocated the excess purchase price to intangible assets consisting primarily of customer relationships, tradenames/trademarks, and goodwill. Such amounts are being amortized on a straight-line basis over 15 years.

         The Unaudited Pro Forma Consolidated Statements of Operations for the fiscal year ended December 31, 1998 and the nine month period ended September 30, 1999 give effect to certain pro forma adjustments related to the acquisition of MPM as if such transaction had occurred as of January 1, 1998. No Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 1999 has been presented in this Form 8-K/A as MPM is included in the Company's September 30, 1999 Consolidated Balance Sheet filed with the Company's third quarter Form 10-QSB.

         The Unaudited Pro Forma Consolidated Statements of Operations do not purport to be indicative of the results that actually would have been obtained if the combined operations had been conducted during the period presented and they are not necessarily indicative of operating results to be expected in future periods. The Unaudited Pro Forma Statements of Operations and notes thereto should be read in conjunction with the Consolidated Financial Statements and the related notes thereto of the Company and MPM.

               (1) Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 1998, attached hereto as Schedule 2.

               (2) Unaudited Pro Forma Consolidated Statement of Operations for the nine month period ended September 30, 1999, attached hereto as Schedule 3.

               (3) Unaudited Consolidated Balance Sheet for the nine month period ended September 30, 1999 (incorporated by reference to Item 1 to Form 10-QSB filed November 15, 1999).

         (c)   Exhibit.

               23.1  Consent of PricewaterhouseCoopers, LLP

                                   SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 15, 1999                               COLLEGE TELEVISION NETWORK, INC.

                                                By: /s/ Jason Elkin
                                                    -------------------
                                                    Jason Elkin
                                                    Chairman of the Board and
                                                    Chief Executive Officer

Schedule 1
----------

ARMED FORCES
COMMUNICATIONS, INC.
d/b/a MARKET PLACE MEDIA
Financial Statements
December 31, 1998, 1997 and August 31, 1999

                       Report of Independent Accountants


To the Board of Directors and Shareholders of College Television Network, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Armed Forces Communications, Inc. d/b/a Market Place Media (the "Company") at December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 9 to the financial statements on August 31, 1999, the Company's stockholders closed on an agreement to sell all of the shares of the Company to College Television Network, Inc.



PricewaterhouseCoopers LLP
September 10, 1999


ARMED FORCES COMMUNICATIONS, INC.
d/b/a MARKET PLACE MEDIA
Balance Sheets
--------------------------------------------------------------------------------------------------------------------------

                                                                               December 31,                  August 31,
                                                                        1998                1997                1999
                                                                                                            (Unaudited)
Assets
Current assets
    Cash                                                          $              -    $        159,661    $        100,533
    Accounts receivable, net                                             8,597,295           5,891,984           8,680,035
    Prepaid expenses and other current assets                              145,093              61,603             251,081
                                                                  ----------------    ----------------    ----------------
      Total current assets                                               8,742,388           6,113,248           9,031,649
                                                                  ----------------    ----------------    ----------------
Property and equipment, net                                                821,274             438,016           1,247,856
Deposits                                                                    30,734              12,470              26,040
                                                                  ----------------    ----------------    ----------------
      Total assets                                                $      9,594,396    $      6,563,734    $     10,305,545
                                                                  ----------------    ----------------    ----------------

Liabilities and Stockholders' Equity
Current liabilities
    Accounts payable                                              $      8,150,688    $      5,616,547    $      8,335,749
    Accrued expenses                                                       236,822             236,123             345,041
    Deferred revenue                                                       128,228              14,647             615,812
    Accrued dividends                                                      525,000             156,000                   -
    Current portion of notes payable                                        42,993              36,725                   -
                                                                  ----------------    ----------------    ----------------
      Total current liabilities                                          9,083,731           6,060,042           9,296,602

Long-term portion of notes payable                                          19,956              53,219                   -
                                                                  ----------------    ----------------    ----------------
      Total liabilities                                                  9,103,687           6,113,261           9,296,602
                                                                  ----------------    ----------------    ----------------

Commitments and contingencies

Stockholders' equity
    Common stock - $0 par value, 200 shares
      authorized, 100 shares issued and outstanding                              -                   -                   -
    Additional paid-in capital                                              35,000              35,000             385,000
    Retained earnings                                                      455,709             415,473             623,943
                                                                  ----------------    ----------------    ----------------
      Total stockholders' equity                                           490,709             450,473           1,008,943
                                                                  ----------------    ----------------    ----------------
      Total liabilities and stockholders' equity                  $      9,594,396    $      6,563,734    $     10,305,545
                                                                  ----------------    ----------------    ----------------


ARMED FORCES COMMUNICATIONS, INC.
d/b/a MARKET PLACE MEDIA
Statements of Operations
-------------------------------------------------------------------------------------------------------------------------

                                                                                                             Eight months
                                                                               Years ended                      ended
                                                                              December 31,                    August 31,
                                                                        1998               1997                  1999
                                                                                                             (Unaudited)
Sales                                                                $29,749,781        $23,251,623         $ 21,666,171
Cost of sales                                                         24,154,715         19,264,358           17,390,464
                                                                     -----------        -----------         ------------
      Gross profit                                                     5,595,066          3,987,265            4,275,707

Expenses
    Selling expense                                                    1,970,794          1,323,529            1,355,615
    General and administrative expense                                 2,498,610          2,271,904            2,316,484
                                                                     -----------        -----------         ------------
      Total selling, general and administrative expense                4,469,404          3,595,433            3,672,099

    Income from operations                                             1,125,662            391,832              603,608
                                                                     -----------        -----------         ------------
Other income (expense)
    Interest expense                                                      (8,439)           (14,999)              (2,003)
    Interest income                                                       17,013             12,204               26,629
                                                                     -----------        -----------         ------------
      Total other income (expense)
                                                                           8,574             (2,795)              24,626
                                                                     -----------        -----------         ------------

Net Income                                                           $ 1,134,236        $   389,037          $   628,234
                                                                     -----------        -----------         ------------

ARMED FORCES COMMUNICATIONS, INC.
d/b/a MARKET PLACE MEDIA
Statement of Changes in Stockholders' Equity

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Additional
                                                             Common Stock                Paid-in           Retained
                                                        Shares          Amount           Capital           Earnings          Total
Balance, December 31, 1996                                100       $      --         $    35,000      $   440,436      $   475,436

Net income                                                                                                 389,037          389,037

Dividends declared                                                                                        (414,000)        (414,000)
                                                          ---       -----------       -----------      -----------      -----------

Balance, December 31, 1997                                100              --              35,000          415,473          450,473

Net income                                                                                               1,134,236        1,134,236

Dividends declared                                                                                      (1,094,000)      (1,094,000)
                                                          ---       -----------       -----------      -----------      -----------

Balance, December 31, 1998                                100              --              35,000          455,709          490,709

Net income (unaudited)                                                                                     628,234          628,234

Capital contributed (unaudited)                                                           350,000                           350,000

Dividends declared (unaudited)                                                                            (460,000)        (460,000)
                                                          ---       -----------       -----------      -----------      -----------

Balance, August 31, 1999 (unaudited)                      100       $      --         $   385,000      $   623,943      $ 1,008,943
                                                          ---       -----------       -----------      -----------      -----------

ARMED FORCES COMMUNICATIONS, INC.
d/b/a MARKET PLACE MEDIA
Statements of Cash Flows

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                           For the
                                                                                                                        eight months
                                                                                         Years ended                       ended
                                                                                         December 31,                     August 31,
                                                                                   1998               1997                   1999
                                                                                                                         (Unaudited)
Cash flows from operating activities
    Net income                                                                $ 1,134,236          $   389,037          $   628,234
    Adjustments to reconcile net loss to net
      cash used in operating activities
        Depreciation                                                              164,043              145,263              147,699
        Provision for bad debts                                                   114,000               36,000                 --
    Changes in assets and liabilities
      Accounts receivable, net                                                 (2,819,311)            (850,443)             (82,740)
      Prepaid expenses                                                            (83,490)              (2,100)            (105,988)
      Deposits                                                                    (18,264)               4,085                4,694
      Accounts payable                                                          2,534,141            1,134,990              185,061
      Accrued expenses                                                                699               93,397              108,219
      Deferred revenue                                                            113,581               14,647              487,584
                                                                              -----------          -----------          -----------
           Net cash provided by operating activities                            1,139,635              964,876            1,372,763
                                                                              -----------          -----------          -----------

Cash flows from investing activities
    Purchases of equipment                                                       (547,301)             (73,256)            (625,005)
                                                                              -----------          -----------          -----------
           Net cash used in investing activities                                 (547,301)             (73,256)            (625,005)
                                                                              -----------          -----------          -----------

Cash flows from financing activities
    Contributed capital                                                                                                     350,000
    Payments under notes payable obligation                                       (26,995)            (105,052)             (62,949)
    Dividends paid                                                               (725,000)            (631,000)            (934,276)
                                                                              -----------          -----------          -----------
           Net cash used in financing activities                                 (751,995)            (736,052)            (647,225)
                                                                              -----------          -----------          -----------


Net (decrease) increase in cash                                                  (159,661)             155,568              100,533

Cash, beginning of period                                                         159,661                4,093                 --
                                                                              -----------          -----------          -----------
Cash, end of period                                                           $      --            $   159,661          $   100,533
                                                                              -----------          -----------          -----------

1.   Description of the Business

     Armed Forces Communications, Inc. d/b/a Market Place Media ("Market Place Media" or the "Company") was incorporated in 1987. The Company performs media placement services for a wide variety of advertisers. The Company utilizes various advertising vehicles or media outlets throughout the United States to meet its customer's needs, including but not limited to newspapers, radio, magazines, and on-site events to target specific markets such as college students, minorities, military personnel and senior citizens.


2.   Significant Accounting Policies

     Revenue recognition
     Revenue is recognized in the period during which the media outlet distributes the advertisement which was placed by the Company.

     Certain of the Company's revenues are affected by the pattern of seasonality. Revenue generated in the college markets is substantially less during the summer months when colleges and universities do not hold regular classes.

     Concentration of credit risk and major customers
     Financial instruments which potentially subject the Company to credit risk consist primarily of cash and trade receivables. The Company maintains cash with a financial institution that at times may exceed the insurable limits. The Company limits their exposure by using an established financial institution.

     Trade receivables subject the Company to a potential credit risk with customers in various commercial sectors. To reduce credit risk, the Company performs ongoing evaluations of its customers' financial condition. Approximately 41%, 41% and 46% of the Company's trade receivable balance was represented by 10 customers at December 31, 1998 and 1997 and August 31, 1999, respectively.

     Sales to 10 customers represented approximately 47%, 43% and 41% of the revenue for the years ended December 31, 1998 and 1997 and the eight months ended August 31, 1999, respectively. One customer represented approximately 14%, 18% and 13% of total revenue for 1998, 1997 and the eight months ended August 31, 1999, respectively.

     Accounts receivable
     Accounts receivable consist primarily of trade receivables. At December 31, 1998 and 1997 and August 31, 1999, an allowance for uncollectible accounts of approximately $150,000, $36,000 and $150,000, respectively, was recorded.

     Property and equipment
     Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from five to seven years. Upon the retirement or sale of fixed assets, the book value is removed from the accounts and the difference between such net book value and salvage value received is recorded in income. Expenditures for maintenance and repairs are charged to expense during the period incurred; renovations and capital improvements are capitalized and amortized over the assets' remaining economic useful lives.

     Internally developed computer software
     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). The financial statements reflect the application of SOP 98-1. In accordance with this standard, the Company has capitalized approximately $288,000 and $218,063 of internal costs related to the configuration and installation of new computer software at December 31, 1998 and August 31, 1999, respectively. Prior to 1998, all costs associated with this software project were research related costs and were expensed as incurred. These capitalized costs will be amortized using the straight-line method over an estimated useful life of five years when the computer software is ready for its intended use.

     Income taxes
     The Company operates under an "S" corporation election, which provides for the revenues and expenses of the Company to be passed on to the stockholders of the Company for tax purposes. The Company is subject to S-corporation tax laws in the states in which it maintains offices. The Provision for income taxes on the Statements of Operations results from state franchise tax liabilities.

     Comprehensive income
     As of January 1, 1998, the Company adopted Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This standard establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this statement has no impact on the Company's net income or stockholders' equity. During fiscal 1998 and the prior periods presented, total comprehensive income substantially equaled net income.

     Fair value of financial instruments
     The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, and other liabilities approximate fair value. The carrying amount of long term debt approximates fair value based on current rates of interest available to the Company for loans of similar maturities.

     Impairment of long-lived assets
     In accordance with SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," the Company determines whether there has been an impairment of long-lived assets based on whether certain indicators of impairment are present. In the event that facts and circumstances indicate that the cost of any long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future gross, undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down is required.

     Earnings per share
     Earnings per share information has not been presented in the financial statements since the Company's stock is not publicly traded.

     New accounting pronouncements
     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 established new rules for accounting for derivative instruments and hedging activities.
     The standard will be effective for the Company's fiscal year 2001. The Company has not entered into any derivative financial instrument transactions. SFAS 133 is not expected to impact the Company.

     Use of estimates
     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from these estimates.

     Interim financial information
     The accompanying financial statements and related notes as of August 31, 1999 and for the eight months ended August 31, 1999 are unaudited.
     However, in the opinion of management, such interim financial information has been prepared on the same basis as the audited financial statements and includes all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company's financial position as of August 31, 1999 and the results of the Company's operations and its cash flows for the eight months ended August 31, 1999. The results for the eight months ended August 31, 1999 are not necessarily indicative of results for any future period.

3.   Property and Equipment

     Property and equipment consists of the following:

                                                   Estimates                        December 31,                    August 31,
                                                 Useful Lives                1998                 1997                 1999
                                                                                                                    (unaudited)
Equipment                                          5-7 years             $  842,258            $ 724,094            $1,241,901
Capitalized software costs                          5 years                 288,001                    -               506,064
Leasehold Improvements                              7 years                  73,608               49,734                79,108
Furniture and Fixtures                              7 years                 123,502               67,909               137,805
Vehicles                                            7 years                  98,179               98,179                     -
                                                                         ----------            ---------            ----------
                                                                          1,425,548              939,916             1,964,879
Less - Accumulated depreciation                                            (604,274)            (501,900)             (717,023)
                                                                         ----------            ---------            ----------
   Total                                                                 $  821,274            $ 438,016            $1,247,856
                                                                         ----------            ---------            ----------

     Depreciation expense for the years ended December 31, 1998 and 1997 and for the eight-month period ended August 31, 1999 was approximately $164,000, $145,300 and $147,700, respectively.


4.   Debt

     Long-term debt consists of the following:

                                                                            December 31,                   August 31,
                                                                     1998                 1997                1999
                                                                                                           (unaudited)
Promissory notes                                                   $ 50,325            $ 60,134               $  -
Equipment under capital lease                                        12,624              29,810                  -
                                                                   --------            --------               ----
                                                                     62,949              89,944                  -
Less:  Current maturities                                           (42,993)            (36,725)                 -
                                                                   --------            --------               ----
                                                                   $ 19,956            $ 53,219               $  -
                                                                   --------            --------               ----

     The Company entered into promissory note agreements with a financial institution during 1996 to finance the purchase of Company vehicles. These notes were personally guaranteed by the President and the Chief Executive Officer, the Company's sole stockholders. During 1999, the Company paid off these notes.

5.   Stockholders' Equity

     The Company's Articles of Incorporation provide that the authorized capital of Armed Forces Communications, Inc. d/b/a Market Place Media consists of 200 shares of $0 par value common stock. At December 31, 1998, 1997 and August 31, 1999, 100 shares of common stock were outstanding. The outstanding shares of common stock are held equally by the Company's Chief Executive Officer and the Company's President.

     Dividends may be declared and only paid out of earned surplus, in such amounts, and at such time as the Board of Directors may determine. Dividends of $725,000, $631,000 and $934,276 were paid for the years ended December 31, 1998 and 1997 and the eight-months ended August 31, 1999, respectively. These amounts together with accrued dividends, primarily represent reimbursement of certain personnel expenses and income tax obligations of the stockholders.


6.   Commitments

     Employment agreements
     The Company has employment agreements through 1999 with certain officers. The agreements call for minimum base salaries for the year ending December 31, 1999 of approximately $320,000. Certain employees are guaranteed three months salary upon termination.

     Minimum lease payments
     The Company leases certain of its office facilities under operating leases which terminate at various dates through 2003. Future minimum lease payments under noncancelable operating leases as of December 31, 1998 are as follows:

             Year ending
             December 31,

                1999                                            $337,500
                2000                                             148,000
                2001                                             145,000
                2002                                              60,000
                2003                                              18,000
                                                            ------------

                  Total minimum lease payments                  $708,500
                                                        ----------------

     Lease expense was approximately $311,000, $268,000 and $273,494 for the years ended December 31, 1998 and 1997 and for the eight-month period ended August 31, 1999, respectively.

7.   Income Taxes

     As described in Note 2, the Company operates under an "S" corporation election. Had the Company conducted business as a "C" corporation during 1998 and 1997, the following provision for income taxes would have been recognized:

                                                                                            Years ended
                                                                                            December 31,
                                                                                      1998                1997
     Current provision
       Federal                                                                      $331,717             $113,163
       State                                                                         130,329               40,990
                                                                                    --------             --------
                Subtotal                                                             462,046              154,153
                                                                                    --------             --------

     Deferred provision
       Federal                                                                       (30,268)             (46,894)
       State                                                                           1,375               (4,585)
                                                                                    --------             --------
                Subtotal                                                             (28,893)             (51,479)
                                                                                    --------             --------
                Total                                                               $433,153             $102,674
                                                                                    --------             --------

     In addition, the Company would have recorded the following deferred tax assets and liabilities:


                                                                                            December 31,
                                                                                      1998                1997
     Deferred tax assets
       Current
         Federal                                                                    $133,891              $14,115
         State                                                                        20,170                    -
                                                                                    --------              -------
                Total deferred tax assets                                           $154,051              $14,115
                                                                                    --------              -------

     Deferred tax liabilities
       Noncurrent
         Federal                                                                    $122,909              $38,208
         State                                                                        38,535               12,886
                                                                                    --------              -------
                Total deferred tax liabilities                                      $161,444              $51,094
                                                                                    --------              -------

8.   Employee Benefit Plans

     Employees of the Company can elect to participate in the Market Place Media 401(k) Profit Sharing Plan (the "Plan") which is intended to be qualified and exempt from tax under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the Plan after one year of service and can elect to invest up to 10% of their pre-tax earnings. All employee contributions are fully vested and the Company is expected to contribute approximately $67,000 for the 1998 plan year. Such amount has been included in accrued expenses at December 31, 1998.


9.   Related Party Transactions

     The Company leases a residential apartment in New York City from its stockholders. The property is used by Company employees while conducting business in New York. The Company paid $33,000, $30,000 and $24,000 in 1998, 1997 and for the eight months ended August 31, 1999, respectively, under the lease agreement.


10.  Subsequent Events

     On August 31, 1999, the Company's stockholders closed on an agreement to sell all of the shares of the Company to College Television Network, Inc. in exchange for $30,000,000.

Schedule 2
----------

                             CTN Media Group, Inc.
           Unaudited Pro Forma Consolidated Statement of Operations
                     For the year ended December 31, 1998

                                            CTN                   MPM
                                         12/31/1998            12/31/1998            Pro Forma              Pro Forma
                                         HISTORICAL            HISTORICAL            Adjustments             Combined
Revenue                                  $ 8,509,878           $29,749,781                               $ 38,259,659

Operating expenses                         4,481,434            24,154,715                                 28,636,149
Selling, general & admin                  10,830,795             4,259,279                                 15,090,074
Depreciation and Amortization              2,203,988               210,125             2,048,748   A        4,462,861
Interest (income) expense                   (412,392)               (8,574)            1,349,925   B          928,959

Net loss from operations                  (8,593,947)            1,134,236            (3,398,673)         (10,858,384)

Basic and diluted loss
   per common share                      $     (0.90)                                                    $      (1.14)  C

Weighted average number
   of common shares outstanding
   used in calculation                     9,529,087                                                        9,529,087


A Represents the amortization of the increase in intangible assets of approximately $29.5 million over 15 years.

B Represents increased interest expense associated with additional borrowing of $15 million which was used to finance the MPM acquisition at an assumed rate of approximately 8.4%. Amount also includes the amortization of loan costs associated with obtaining such financing. Total loan costs were approximately $500,000. Amortization of approximately $100,000 is included in the amount above.

C Calculation reflects earnings per share based upon continuing operations. This calculation does not give effect to the impact of accretion of mandatorily redeemable preferred stock or dividends. These amounts are reflected in the historical financial statements of CTN. Amounts are not included as they do not represent fixed, measurable, recurring charges to equity given the nature of the securities.

Schedule 3
----------

           Unaudited Pro Forma Consolidated Statement of Operations
              For the nine month period ended September 30, 1999


                                             CTN                   MPM
                                          9/30/1999             8/31/1999            Pro Forma            Pro Forma
                                          HISTORICAL            HISTORICAL          Adjustments            Combined
Revenue                                  $13,871,234           $21,666,171                              $ 35,537,405

Operating expenses                         9,935,767            17,390,464                                27,326,231
Selling, general & admin                  11,861,056             3,524,400                                15,385,456
Depreciation and Amortization              1,305,576               147,699            1,536,561   A        2,989,836
Interest (Income)                            112,846               (24,626)             923,513   B        1,011,733

Net (loss) income                         (9,344,011)              628,234           (2,460,074)         (11,175,851)

Basic and diluted loss
   per common share                      $     (0.65)                                                   $      (0.78)  C

Weighted average number
   of common shares
    outstanding
   used in calculation                    14,333,341                                                      14,333,341


A Represents the amortization of the increase in intangible assets of approximately $29.5 million over 15 years.

B Represents increased interest expense associated with additional borrowing of $15 million which was used to finance the MPM acquisition at an assumed rate of approximately 8.4%. Amount also includes the amortization of loan costs associated with obtaining such financing. Total loan costs were approximately $500,000. Amortization of approximately $75,000 is included in the amount above.

C Calculation reflects earnings per share based upon continuing operations. This calculation does not give effect to the impact of accretion of mandatorily redeemable preferred stock or dividends. These amounts are reflected in the historical financial statements of CTN. Amounts are not included as they do not represent fixed, measurable, recurring charges to equity given the nature of the securities.